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CLAYTON HOMES, INC.

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Set forth below is the text of the press release issued by Clayton Homes, Inc. on July 7, 2003.

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 7, 2003	Contact:	Investor Relations
	Phone:	865-380-3206
	Fax:	865-380-3784

Proxy Adviser Recommends Clayton Homes — Berkshire Hathaway Transaction

KNOXVILLE, Tenn. – Institutional Shareholder Services, ISS, today recommended a vote FOR the proposed merger of Clayton Homes Inc. (CMH-NYSE) and a subsidiary of Berkshire Hathaway Inc. at the special meeting of Clayton Homes’ stockholders on July 16. ISS is the nation’s leading independent proxy advisory firm. In addressing the 12.3% premium price offer, ISS stated, “...given the depressed industry conditions with unclear prospects for a rebound, the cash offer outweighs the less-than-substantial premium offered in this transaction.”

“We are pleased with ISS’s decision, consistent with the board’s recommendation to stockholders,” remarked Kevin T. Clayton, chief executive officer of Clayton Homes. “ISS saw in the merger the advantages to the company, including a dependable source of homebuyer mortgages at competitive rates. Unfortunately certain investors have refused to accept the fact that our industry is experiencing what we view as a fundamental paradigm shift in complexity of product, regulatory compliance, and especially homeowner financing. We believe that the gravity of these changes will have significant negative impact on even the stronger and more experienced industry participants for years to come. This evolution is clearly understood by several institutional stockholders with whom we have spoken and who intend to vote for the transaction.”

In addressing the Orbis Investment Management Ltd.’s criticism of the proposed merger, including the board’s evaluation process, ISS stated, “Despite the 30 to 39 day window for considering other offers, no bids have materialized since the Berkshire Hathaway offer was announced. Furthermore, ISS is not convinced that the board’s process was seriously flawed or that the directors did not perform their fiduciary duty in evaluating the merger.”

Kevin Clayton re-emphasized the point made in his letter to stockholders last week stating, “We take strong exception to the accusations that our independence, fiduciary responsibilities, and corporate governance have been compromised. Certainly anyone who knows our board individually or collectively would never question their integrity or their dedication to representing the interests of our stockholders.”

In addition, the Orbis challenge to the segment valuation of our communities group is flawed in that they erroneously equated the value of Clayton Homes communities to the value of those in the pending sale of Chateau Communities. Chateau’s properties are worth substantially more, given the following statistics (as of December 31, 2002):

	Clayton Communities	Chateau Communities

Monthly site rent	$215	$354
Operating Income per site	$652	$2000+
Occupancy	75%	86%

Certain investors led by Orbis continue to paint a rosy picture for an imminent industry recovery, which they would have investors believe is now underway. To support this claim, however, one would have to ignore industry data, including current production reports. Historically, the cyclical manufactured housing industry has experienced high production levels only for two brief periods. In the 1970’s, small banks and savings and loans provided aggressive financing, causing the market to collapse. In the 1990’s, shipments soared to 375,000 in the peak year as a result of lax underwriting, accommodated by the Wall Street securitization process. This time institutional bondholders are suffering massive losses, as most major lenders declared bankruptcy or otherwise exited the industry.

This irrational financing provided exceptionally high order rates for manufacturing facilities that did not last. We believe Wall Street and the lenders today will be required to be more accountable and conservative, and thus we expect future industry shipments to be limited to more realistic levels. Although Clayton Homes has a model that provides accountability and some protection against mortgage losses, without access to a more dependable and cost effective financing source, we believe that our profitability will be seriously constrained. Our independent directors and now ISS recommend that you vote in favor of our merger with Berkshire Hathaway.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

This press release contains forward-looking statements with respect to management’s beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes’ products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes’ business, are discussed in Clayton Homes’ Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.